EXHIBIT 99.1

Contact:	Aaron's, Inc.	SCR Partners
	Sharon J. Lawrence	Jeff Black
	Vice President, Finance	615.760.3679
	678.402.3000	JBlack@scr-ir.com

Aaron's, Inc. Reports Fourth Quarter and Year End 2015 Results

•	Record Year for Revenues, Adjusted EBITDA, and Non-GAAP EPS

•	Revenues of $821.2 Million for Quarter, up 10%; $3.180 Billion for Year, up 18%

•	GAAP Diluted EPS of $.30 for Quarter; $1.86 for Year

•	Non-GAAP Diluted EPS of $.41 for Quarter; $2.15 for Year

ATLANTA, February 18, 2016 - Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, today announced revenues and earnings for the three and twelve months ended December 31, 2015.
"We completed a strong year with record revenues, Adjusted EBITDA and non-GAAP EPS," said John Robinson, Chief Executive Officer. "Our financial performance for 2015 was in line with our original guidance for the year with consolidated revenues increasing 18%, Adjusted EBITDA growth of 23% and non-GAAP earnings per share up 27%. We believe our organization is well positioned to post strong revenue and earnings growth in 2016, and we're encouraged by trends we experienced in the fourth quarter."
"Progressive's revenue grew 32% in the fourth quarter, driven in part by an 8% increase in active doors as we execute on converting an exciting pipeline. Gross margin and Adjusted EBITDA margin expanded in the quarter and the year. Merchandise write-offs declined significantly and bad debt expense returned to a normalized rate in the quarter, as we had projected."

"E-commerce continues to exceed our expectations and fourth quarter sequential customer growth in the core business was at its strongest pace since 2012," continued Mr. Robinson. "We'll seek to build on these gains in 2016 as we focus on driving profitable growth, onboarding new retailers at Progressive and improving our omni-channel platform."
Financial Summary
For the fourth quarter of 2015, revenues increased 10% to $821.2 million compared with $748.7 million for the fourth quarter of 2014. Net earnings were $21.7 million versus $22.1 million in the prior year period. Diluted earnings per share were $.30 in both periods.
On a non-GAAP basis, net earnings for the fourth quarter of 2015 were $29.8 million compared with $28.7 million for the same period in 2014, and earnings per share assuming dilution were $.41 compared to $.39 in 2014. In 2015, non-GAAP net earnings and diluted earnings per share exclude the effects of amortization expense resulting from the 2014 acquisition of Progressive, the transaction costs related to the October 2015 Dent-A-Med, Inc. (DAMI) acquisition and a loss due to a lease termination on a Company aircraft. In 2014, in addition to Progressive amortization, non-GAAP results exclude the effects of a Progressive deferred revenue adjustment. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.
Adjusted EBITDA for the Company, which excludes the aforementioned special charges and adjustments, was $67.4 million for the three months ended December 31, 2015. Adjusted EBITDA is calculated as the Company's earnings before interest, depreciation on property, plant and equipment, amortization of intangible assets, income taxes and special charges and adjustments.
During the twelve months of 2015, revenues increased 18.0% to $3.180 billion compared with $2.695 billion for the twelve months of 2014. Net earnings were $135.7 million versus $78.2 million last year. Diluted earnings per share were $1.86 compared with $1.08 per share a year ago.
Adjusted EBITDA for the Company increased to $323.8 million for the twelve months of 2015. On a non-GAAP basis, net earnings for the twelve months of 2015 were $157.0 million compared with $123.2 million for the same period in 2014, and earnings per share assuming dilution were $2.15 compared with $1.69 a year ago, a 27% increase over the prior year.

Aaron's, Inc., which includes Progressive and DAMI, had 1,629,000 customers at the end of December 2015 versus 1,513,000 at the end of last year, a 7.7% increase. The Company generated $166.8 million in cash from operations during the twelve months of 2015 and capital expenditures totaled $60.6 million. Cash on hand at the end of 2015 was $14.9 million compared with $3.5 million at the end of 2014. Debt was $610.5 million at December 31, 2015 and $606.1 million at December 31, 2014. The Company's net debt to total capitalization ratio at the end of 2015 was 30% compared to 33% at the end of 2014.
Core Results
Revenues of the Aaron's Sales & Lease Ownership division increased .6% in the fourth quarter of 2015 to $525.5 million compared with $522.6 million in revenues in the fourth quarter of 2014. Sales and lease ownership revenues for the twelve months of 2015 decreased 2.2% to $2.061 billion compared with $2.107 billion for the same period a year ago.
HomeSmart division revenues were $15.8 million in the fourth quarter of 2015, a 1.9% increase from $15.5 million in the fourth quarter of 2014. HomeSmart revenues for the twelve months of 2015 were $63.2 million versus $64.4 million for the same period a year ago, a 1.9% decrease.
Adjusted EBITDA for the core business for the fourth quarter and twelve months ended December 31, 2015 was $42.9 million and $215.8 million, respectively. As a percentage of revenues, Adjusted EBITDA was 7.9% for the three months and 10.1% for the twelve months ended December 31, 2015 compared to 8.3% and 9.8% for the same periods a year ago. Margin improvement during 2015 was driven by the Company's price increases, inventory reduction, and cost initiatives. Write offs for damaged, lost or unsaleable merchandise were 4.7% of revenues in the quarter compared to 4.2% in the same period last year.
Same store revenues (revenues earned in Company-operated stores open for the entirety of both quarters) decreased 3.4% during the fourth quarter of 2015 compared with the fourth quarter of 2014, and customer counts on a same store basis were down 1.2%. Company-operated Aaron's stores had 1,075,000 customers and franchised stores had 581,000 customers at the end of the fourth quarter of 2015, a .4% decline in total customers from the end of the fourth quarter a year ago (customers of franchisees are not customers of Aaron's, Inc.).

Progressive Results
Progressive's revenues in the fourth quarter of 2015 increased 31.6% to $276.1 million. Revenues for the twelve months of 2015 were $1.050 billion. Invoice volume per active door grew 4.5% in the fourth quarter of 2015 compared to the fourth quarter of last year. Progressive had 513,000 customers at December 31, 2015, an 18% increase from the fourth quarter a year ago.
Adjusted EBITDA for the fourth quarter and twelve months of 2015 was $25.5 million and $109.0 million, respectively. As a percentage of revenues, Adjusted EBITDA was 9.2% for the fourth quarter compared with 8.5% for the fourth quarter of 2014. Progressive's Adjusted EBITDA was 10.4% for the twelve months of 2015. Write offs for damaged, lost or unsaleable merchandise were 7.1% of revenues in the fourth quarter compared to 8.8% in the same period of 2014.
Progressive's results of operations were included in the Company's consolidated financial statements beginning on its acquisition date of April 14, 2014.
DAMI was acquired by Progressive on October 15, 2015. DAMI's financial results in the fourth quarter were not significant and include normal and customary acquisition accounting adjustments.
Components of Revenue
Consolidated lease revenues and fees for the fourth quarter and twelve months of 2015 increased 8.4% and 20.8%, respectively, over the comparable prior year periods. Franchise royalties and fees decreased 2.0% in the fourth quarter of 2015 and 3.6% for the twelve months of 2015 compared with the same periods in 2014. The decrease in the Company's franchise royalties and fees are primarily the result of a decrease in revenues of the Company's franchisees. Franchisees had revenues of $238.7 million during the fourth quarter of 2015 and $972.5 million for the twelve months of 2015, decreases of 1.0% and 2.3%, respectively, from the comparable 2014 periods. Same store revenues and customer counts for franchised stores were up 2.4% and 1.8%, respectively, for the fourth quarter of 2015 compared with the same quarter last year (revenues and customers of franchisees are not revenues and customers of Aaron's, Inc.). Non-retail sales, which are primarily sales of merchandise to Aaron's Sales and Lease Ownership franchisees, increased 17.0% for the fourth quarter of 2015 and 7.4% for the twelve months of 2015 compared with the same periods last year.

Store Count
During the fourth quarter of 2015, the Company opened one Company-operated Aaron's Sales & Lease Ownership store and one franchised store. The Company acquired five franchised stores. One Company-operated and 22 franchised Aaron's Sales & Lease Ownership stores were consolidated or closed during the quarter. Four franchised Aaron's Sales & Lease Ownership stores were sold to a third party.
At December 31, 2015, the Company had 1,223 Company-operated Aaron's Sales & Lease Ownership stores, 732 franchised Aaron's Sales & Lease Ownership stores, 82 Company-operated HomeSmart stores, and two franchised HomeSmart stores. The total number of stores open at December 31, 2015 was 2,039.
2016 Outlook
The Company is providing the following guidance for the 2016 year.
Diluted earnings per share is presented both on a GAAP basis and on a non-GAAP basis excluding Progressive-related intangible amortization and any future one-time or unusual items. Adjusted EBITDA also excludes any future one-time or unusual items. EPS guidance does not assume any significant repurchases of the Company's common stock or the potential impact of any costs associated with store closures. The Company currently expects to achieve the following:
Core Business

•	Total revenues of approximately $2.05 billion to $2.15 billion, including lease revenues of $1.55 billion to $1.65 billion.

•	Same store revenues of approximately negative 3% to positive 2% quarterly with an improving trend throughout the year.

•	Adjusted EBITDA of approximately $210 million to $230 million.

•	The Company will continue to evaluate its store base for strategic growth and consolidation opportunities.

Progressive

•	Total revenues of approximately $1.20 billion to $1.30 billion.

•	EBITDA of $125 million to $135 million.

Consolidated Results, Including the Results of DAMI

•	Revenues of approximately $3.25 billion to $3.45 billion, excluding revenues of franchisees.

•	Adjusted EBITDA of $330 million to $360 million.

•	GAAP diluted earnings per share in the range of $2.03 to $2.23.

•	Non-GAAP diluted earnings per share in the range of $2.20 to $2.40.

•	Capital expenditures of $70 million to $90 million.

•	Operations of both the core business and Progressive are expected to be funded by internally generated cash flow.
Conference Call and Webcast
Aaron's will hold a conference call to discuss its quarterly financial results on Thursday, February 18, 2016, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's Investor Relations website, investor.aarons.com, in the “Investor Relations” section. The webcast will be archived for playback at that same site.
About Aaron's, Inc.
Headquartered in Atlanta, Aaron's, Inc. (NYSE: AAN) is a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, and currently has more than 2,000 Company-operated and franchised stores in 47 states and Canada. Progressive Leasing, a leading virtual lease-to-own company, provides lease-purchase solutions through approximately 16,000 retail locations in 46 states. Dent-A-Med, Inc., d/b/a the HELPcard®, is offered through over 1,400 locations and provides a variety of second-look credit products that are originated through a federally insured bank. Aaron's was founded in 1955, has been publicly traded since 1982 and owns the Aarons.com, ShopHomeSmart.com, ProgLeasing.com, and HELPcard.com brands. For more information, visit www.aarons.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are intended to enjoy the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. These statements are based on management’s current expectations and plans, which involve risks and uncertainties. Forward-looking statements contained in this press release include, among other information, statements regarding the Company’s outlook, guidance and expectations for 2016, including the Company’s belief that it is well positioned to drive double-digit earnings growth in 2016. You are cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. The following factors, in addition to those discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent filings with the SEC, could cause actual results to differ materially from management’s current expectations and plans as suggested by the forward-looking statements contained in this press release: the impact of increased regulation; changes in general economic conditions, including consumer confidence and demand for certain merchandise; increased competition and pricing pressures; the impact of legal proceedings faced by the Company; costs relating to protecting customer privacy and information security; challenges relating to the integration of the Progressive acquisition and a failure to realize the expected benefits of the transaction; the execution and results of our operational strategies; risks related to Progressive’s “virtual” lease-to-own business; deteriorations in our franchisee relationships; interruptions in Progressive’s receipt of customer attribute data as well as other issues that could negatively impact Progressive’s algorithm used to approve customers; and controls and operational issues, including those relating to the Company’s financial systems, software and other information technology disruptions. Except as required by law, the Company undertakes no obligation to update any forward-looking information contained in this press release.

Aaron's, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Lease Revenues and Fees	$666,574	$614,809	$2,684,184	$2,221,574
Retail Sales	6,817	7,337	32,872	38,360
Non-Retail Sales	127,943	109,334	390,137	363,355
Franchise Royalties and Fees	15,438	15,755	63,507	65,902
Interest and Fees on Loans Receivable	2,845	—	2,845	—
Other	1,582	1,467	6,211	5,842
Total	821,199	748,702	3,179,756	2,695,033

Costs and Expenses:
Depreciation of Lease Merchandise	300,267	271,188	1,212,644	932,634
Retail Cost of Sales	3,950	4,641	21,040	24,541
Non-Retail Cost of Sales	114,895	99,520	351,777	330,057
Operating Expenses	358,041	332,838	1,357,030	1,231,801
Financial Advisory and Legal Costs	—	—	—	13,661
Progressive-Related Transaction Costs	—	—	—	6,638
Restructuring Expenses	—	—	—	9,140
Regulatory Income	—	—	—	(1,200)
Retirement and Vacation Charges	—	—	—	9,094
Other Operating Expense (Income), Net	3,469	(307)	1,324	(1,176)
Total	780,622	707,880	2,943,815	2,555,190

Operating Profit	40,577	40,822	235,941	139,843
Interest Income	471	460	2,185	2,921
Interest Expense	(6,224)	(6,041)	(23,339)	(19,215)
Other Non-Operating Expense, Net	(444)	(1,008)	(1,667)	(1,845)
Earnings Before Income Taxes	34,380	34,233	213,120	121,704

Income Taxes	12,654	12,139	77,411	43,471

Net Earnings	$21,726	$22,094	$135,709	$78,233

Earnings Per Share	$.30	$.30	$1.87	$1.08
Earnings Per Share Assuming Dilution	$.30	$.30	$1.86	$1.08

Weighted Average Shares Outstanding	72,596	72,482	72,568	72,384
Weighted Average Shares Outstanding Assuming Dilution	73,274	72,753	73,043	72,723

Selected Balance Sheet Data
(In thousands)

	(Unaudited)
	December 31, 2015	December 31, 2014

Cash and Cash Equivalents	$14,942	$3,549
Investments	22,226	21,311
Accounts Receivable, Net	113,439	107,383
Loans Receivable, Net	85,795	—
Lease Merchandise, Net	1,138,938	1,087,032
Property, Plant and Equipment, Net	225,836	219,417
Other Assets, Net	1,057,699	1,018,152

Total Assets	2,658,875	2,456,844

Debt	610,450	606,082
Total Liabilities	1,292,257	1,233,323

Shareholders' Equity	$1,366,618	$1,223,521

Selected Cash Flow Data
(In thousands)

	(Unaudited) Twelve Months Ended
	December 31,
	2015	2014

Cash Provided/(Used) by Operating Activities	$166,761	$(48,962)
Cash Used by Investing Activities	(108,850)	(635,524)
Cash (Used)/Provided by Financing Activities	(46,518)	456,944

Increase (Decrease) in Cash and Cash Equivalents	11,393	(227,542)
Cash and Cash Equivalents at Beginning of Period	3,549	231,091
Cash and Cash Equivalents at End of Period	$14,942	$3,549

Use of Non-GAAP Financial Information:

This press release presents the Company's net earnings and diluted earnings per share in accordance with generally accepted accounting principles in the United States (“GAAP”) and in a format that is not in accordance with GAAP due to the exclusion of $6.6 million in Progressive-related intangible amortization expense in the fourth quarter of 2015, $2.7 million and $3.7 million of DAMI related transaction costs in the fourth quarter and the twelve months of 2015, respectively, $3.5 million related to the lease termination of a Company aircraft in the fourth quarter and the twelve months of 2015, and $26.4 million in Progressive-related intangible amortization expense for the twelve months of 2015, as well as the exclusion of certain 2014 charges as presented and described in previous releases and as shown in this press release for comparative purposes.

Management regards the amortization expense relating to the Company's acquisition of Progressive, the DAMI transactions costs and the aircraft lease termination as special charges not arising out of the ordinary course of business. Management believes that presentation of net earnings and diluted earnings per share excluding these adjustments is useful because it gives investors supplemental information to evaluate and compare the Company's underlying operating performance from period to period.

Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company's GAAP basis net earnings and diluted earnings per share and the GAAP operating income of the Company's segments, which are also presented in the press release. Please refer to our Current Report on Form 8-K furnishing this earnings release to the U.S. Securities and Exchange Commission on the date hereof for further information on our use of non-GAAP financial measures.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except earnings per share)

	(Unaudited) Three Months Ended December 31,		(Unaudited) Twelve Months Ended December 31,
	2015	2014	2015	2014
Net Earnings	$21,726	$22,094	$135,709	$78,233
Add Progressive-Related Intangible Amortization Expense (1)(2)	4,163	5,663	16,780	19,163
Add DAMI Related Transaction Costs (3)	1,732	—	2,326	—
Add Loss on Aircraft Lease Termination (4)	2,212	—	2,229	—
Add Progressive Deferred Revenue Adjustment(5)	—	980	—	1,821
Add Financial Advisory and Legal Costs (6)	—	—	—	8,781
Add Progressive-Related Transaction Cost (7)	—	—	—	4,267
Add Restructuring Expenses (8)	—	—	—	5,875
Add Regulatory Income (9)	—	—	—	(771)
Add Retirement and Vacation Charges (10)	—	—	—	5,846
Non-GAAP Net Earnings	$29,833	$28,737	$157,044	$123,215

Earnings Per Share Assuming Dilution	$.30	$.30	$1.86	$1.08
Add Progressive-Related Intangible Amortization Expense	.06	.08	.23	.26
Add DAMI Related Transaction Costs	.02	—	.03	—
Add Loss on Aircraft Lease Termination	.03	—	.03	—
Add Progressive Deferred Revenue Adjustment	—	.01	—	.03
Add Financial Advisory and Legal Costs	—	—	—	.12
Add Progressive-Related Transaction Costs	—	—	—	.06
Add Restructuring Expenses	—	—	—	.08
Add Regulatory Income	—	—	—	(.01)
Add Retirement and Vacation Related Charges	—	—	—	.08
Non-GAAP Earnings Per Share Assuming Dilution (11)	$.41	$.39	$2.15	$1.69
Weighted Average Shares Outstanding Assuming Dilution	73,274	72,753	73,043	72,723

(1)	Net of taxes of $2,425 for the three months and $9,570 for the twelve months ended December 31, 2015 calculated using the effective tax rate for the three and twelve months ended December 31, 2015.

(2)	Net of taxes of $3,111 for the three months and $10,648 for the twelve months ended December 31, 2014 calculated using the effective tax rates for the three and twelve months ended December 31, 2014.

(3)	Net of taxes of $1,009 for the three months and $1,326 for the twelve months ended December 31, 2015 calculated using the effective tax rates for the three and twelve months ended December 31, 2015.

(4)	Net of taxes of $1,288 for the three months and $1,271 for the twelve months ended December 31, 2015 calculated using the effective tax rates for the three and twelve months ended December 31, 2015.

(5)	Net of taxes of $539 for the three months and $1,012 for the twelve months ended December 31, 2014 calculated using the effective tax rates for the three and twelve months ended December 31, 2014.

(6)	Net of taxes of $4,880 for the twelve months ended December 31, 2014 calculated using the effective tax rates for the twelve months ended December 31, 2014.

(7)	Net of taxes of $2,371 for the twelve months ended December 31, 2014 calculated using the effective tax rates for the twelve months ended December 31, 2014.

(8)	Net of taxes of $3,265 for the twelve months ended December 31, 2014 calculated using the effective tax rates for the twelve months ended December 31, 2014.

(9)	Net of taxes of $429 for the twelve months ended December 31, 2014 calculated using the effective tax rates for the twelve months ended December 31, 2014.

(10)	Net of taxes of $3,248 for the twelve months ended December 31, 2014 calculated using the effective tax rates for the twelve months ended December 31, 2014.

(11)	In some cases the sum of individual EPS amounts may not equal total EPS calculations.

Aaron's, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)
(Unaudited)

Three Months Ended December 31, 2015
	Sales & Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$—	$21,726
Income Taxes	—	—	—	—	—	—	—	12,654
Earnings (Loss) Before Income Taxes	30,917	9,764	367	(1,964)	11,358	513	(16,575)	34,380
Interest Expense (Income)	1,920	5,339	233	764	—	4	(2,036)	6,224
Depreciation	7,040	1,030	606	86	330	353	3,863	13,308
Amortization	504	6,588	12	132	—	—	—	7,236
EBITDA	$40,381	$22,721	$1,218	$(982)	$11,688	$870	$(14,748)	$61,148
DAMI Related Transaction Costs	$—	$2,741	$—	$—	$—	$—	$—	$2,741
Loss on Aircraft Lease Termination	—	—	—	—	—	—	3,500	3,500
Adjusted EBITDA	$40,381	$25,462	$1,218	$(982)	$11,688	$870	$(11,248)	$67,389

Three Months Ended December 31, 2014
	Sales & Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$—	$22,094
Income Taxes	—	—	—	—	—	—	—	12,139
Earnings (Loss) Before Income Taxes	33,262	3,237	(1,121)	—	12,331	419	(13,895)	34,233
Interest Expense (Income)	1,943	5,491	234	—	—	10	(1,637)	6,041
Depreciation	8,033	384	633	—	382	497	3,440	13,369
Amortization	356	8,774	14	—	—	—	—	9,144
EBITDA	$43,594	$17,886	$(240)	$—	$12,713	$926	$(12,092)	$62,787

1Other segment is primarily revenues attributable to (i) leasing space to unrelated third parties in the corporate headquarters building and (ii) several minor unrelated activities. The pre-tax losses or earnings in the Other segment are the net result of the activity mentioned above, net of the portion of corporate overhead not allocated to the reportable segments for management purposes.

Aaron's, Inc. and Subsidiaries
Non-GAAP Financial Information
Twelve Months Segment EBITDA
(In thousands)
(Unaudited)

Twelve Months Ended December 31, 2015
	Sales & Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$—	$135,709
Income Taxes	—	—	—	—	—	—	—	77,411
Earnings (Loss) Before Income Taxes	162,996	54,525	606	(1,964)	48,576	2,520	(54,139)	213,120
Interest Expense (Income)	7,751	21,959	900	764	—	26	(8,061)	23,339
Depreciation	29,246	2,520	2,465	86	1,429	1,482	14,805	52,033
Amortization	1,655	26,350	33	132	—	—	—	28,170
EBITDA	$201,648	$105,354	$4,004	$(982)	$50,005	$4,028	$(47,395)	$316,662
DAMI Related Transaction Costs	$—	$3,652	$—		$—	$—	$—	$3,652
Loss on Aircraft Lease Termination	—	—	—		—	—	3,500	3,500
Adjusted EBITDA	$201,648	$109,006	$4,004	$(982)	$50,005	$4,028	$(43,895)	$323,814

Twelve Months Ended December 31, 2014
	Sales & Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$—	$78,233
Income Taxes	—	—	—	—	—	—	—	43,471
Earnings (Loss) Before Income Taxes	145,068	4,603	(2,613)	—	50,504	860	(76,718)	121,704
Interest Expense (Income)	7,834	14,992	922	—	—	50	(4,583)	19,215
Depreciation	33,799	971	2,577	—	1,599	1,649	13,117	53,712
Amortization	1,814	29,811	263	—	—	—	—	31,888
EBITDA	$188,515	$50,377	$1,149	$—	$52,103	$2,559	$(68,184)	$226,519
Financial Advisory and Legal Costs	$—	$—	$—	$—	$—	$—	$13,661	$13,661
Progressive-Related Transaction Costs	—	—	—	—	—	—	6,638	6,638
Restructuring Expenses	4,836	—	6	—	—	—	4,298	9,140
Regulatory Income	—	—	—	—	—	—	(1,200)	(1,200)
Retirement and Vacation Charges	—	—	—	—	—	—	9,094	9,094
Adjusted EBITDA	$193,351	$50,377	$1,155	$—	$52,103	$2,559	$(35,693)	$263,852
1Other segment is primarily revenues attributable to (i) the RIMCO segment through the date of sale in January 2014, (ii) leasing space to unrelated third parties in the corporate headquarters building and (iii) several minor unrelated activities. The pre-tax losses or earnings in the Other segment are the net result of the activity mentioned above, net of the portion of corporate overhead not allocated to the reportable segments for management purposes.

Reconciliation of 2016 Projected Guidance for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Fiscal Year 2016
	Low Range	High Range
Projected Earnings Per Share Assuming Dilution	$2.03	$2.23
Add Projected Progressive-Related Intangible Amortization Expense	.23	.23
Less Projected Future One-time or Unusual Items	(.06)	(.06)
Projected Non-GAAP Earnings Per Share Assuming Dilution	$2.20	$2.40